Exhibit 10.5

December 9, 2013

Mr. Douglas Parker

Dear Doug,

As you know, on December 9, 2013 US Airways Group, Inc. (“US Airways”), AMR Corporation and AMR Merger Sub, Inc. (together, “American”) combined to form American Airlines Group Inc. (the “Company”). The closing of this combination (the “Combination”) constitutes a change in control under your Amended and Restated Employment Agreement, dated as of November 28, 2007 (the “Employment Agreement”) and provides you the opportunity to resign your employment and become entitled to severance payments and benefits under your Employment Agreement.

By signing this letter agreement, you hereby waive any right you may have to receive severance payments and benefits upon a voluntary resignation of your employment under Section 4.4(i) of your Employment Agreement solely as a result of the Combination. You also hereby waive any right you may have to receive severance payments and benefits under Section 4.4(ii) of your Employment Agreement by reason of a relocation of your principal place of employment to North Texas or by reason of any change in your titles, positions, functions, duties or responsibilities made in connection with the closing of the Combination. You acknowledge and agree that, as consideration for the foregoing, the Compensation Committee of the Company’s Board of Directors has granted you a restricted stock unit award (the “RSU Award”) covering 626,637 shares of the Company’s common stock that will vest based upon your continued employment to the Company and the achievement of certain performance goals. For the avoidance of doubt, with respect to Section 4.4(ii) of your Employment Agreement, you are only waiving rights for changes made to your employment relationship in connection with the closing of the Combination, and you are not waiving those rights for any events that may occur in the future (though in no event will the RSU Award be subject to accelerated vesting under your Employment Agreement). Except for the waiver provided in this letter, your Employment Agreement remains in full force and effect.

Please acknowledge your acceptance of this letter agreement, and the waiver provided herein, by signing below. You understand that the waiver shall be effective immediately upon your signature to this letter agreement. You also understand that this letter agreement may not be amended or modified except in a writing signed by you and a duly authorized representative of the Company.

Regards,

American Airlines Group Inc.

By:	/s/ Kenneth W. Wimberly
Name:	Kenneth W. Wimberly
Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary

ACKNOWLEDGED, ACCEPTED AND AGREED TO this 9th day of December 2013.

/s/ W. Douglas Parker
W. Douglas Parker